Exhibit 10.1

May 12, 2023

Matthew Murphy

Chief Accounting Officer

Dear Matt,

We are pleased to outline the terms of our offer to you for the combined role of Chief Accounting Officer and Interim Chief Financial Officer of The Boston Beer Company, Inc. (the “Company”).  The compensation elements outlined in this offer are to recognize your additional required responsibilities as Interim Chief Financial Officer. As discussed, such elements remain subject to approval by our Compensation Committee and by our full Board of Directors. Unless addressed below, all other benefit eligibility will remain the same as in your current role as Chief Accounting Officer.

Subject to the foregoing conditions, our offer is as follows:

Title: Chief Accounting Officer and Interim Chief Financial Officer, reporting to David Burwick, President and CEO

Anticipated Start Date: April 17, 2023

Base Salary: US $382,287.74, paid bi-weekly per our normal payroll schedule, less all applicable federal, state, and local taxes and other authorized payroll withholdings.

Bonus Potential: Your cash bonus opportunity for FY2023 will increase to 50% of base salary received during the calendar year with funding results applied to the Extended Leadership bonus scale of 0% - 250%. Actual attainment could be higher or lower based on company and/or individual performance.  To be eligible for a bonus payment you must be employed on the last business day of the bonus year, typically on or about December 31. Bonuses for all executive officers are contingent on approval by the Compensation Committee of the Board of Directors at the Committee’s February 2024 meeting.  The increase in your 2023 bonus potential will be retroactive to 1/1/2023.

One Time Special Option Award: During the next open trading window, contingent on your signing this agreement, you will be granted a Stock Option Award for shares of SAM valued at approximately Six Hundred Thousand Dollars ($600,000). The actual number of option shares will be calculated via an option pricing model based on the close price of SAM on the day before the Grant Date (the “Market Price”), rounded up to the nearest whole number of shares. The exercise price of each option share will be that Market Price. 25% of the shares granted will vest on March 1, 2024, 25% of the shares granted will vest on March 1, 2025, 25% of the shares granted will vest on March 1, 2026, and 25% of the share will vest on March 1, 2027, contingent upon your continued active employment by the Company on the applicable vesting dates. The Options will be subject to an Option Agreement and our Restated Employee Equity Incentive Plan (the “EEIP”).   As you are aware, the Company will be conducting a search for a new Chief Financial Officer. You are free to apply for that position. We currently expect that if you are not named the Company’s new permanent Chief Financial Officer, you will continue to serve as the Company’s Chief Accounting Officer. If, however, after hiring someone other than you as its new Chief Financial Officer, the Company also determines to replace you as its Chief Accounting Officer and your employment with the Company is terminated by the Company without cause, or you and the company mutually agree to part ways, this Special Option Award will become fully vested as to all then unvested shares but will remain subject to the exercise rules within the EEIP.

Long-Term Equity Program: The Special Option Award discussed above will not affect your eligibility to receive equity through Boston Beer Company’s Long-Term Equity (LTE) program.  While equity is not guaranteed, the target annual value of your award is Two Hundred and Fifty Thousand Dollars ($250,000).  The value of your equity award each year could be higher or lower based on Company and/or individual performance, and will be subject to the approval of the Compensation Committee of the Company’s Board of Directors.  All equity awards are governed by the (EEIP).

Benefits and Other Allowances: You will continue to receive the same benefits as available in your current role.

At Will Employment: By accepting our offer of employment, you confirm that you understand it does not alter the at-will nature of your employment.

Please indicate your acceptance of this offer by e-signing and accepting the offer via DocuSign.

Cheers!

/s/ David Burwick

David Burwick

/s/ Matthew Murphy	5/12/2023
Matthew Murphy	Date